Exhibit 1.1

PEPSICO, INC.

0.750% Senior Notes due 2023
1.625% Senior Notes due 2030

TERMS AGREEMENT

April 29, 2020

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell $1,000,000,000 of its 0.750% Senior Notes due 2023 (the “2023 Notes”) and $1,000,000,000 of its 1.625% Senior Notes due 2030 (the “2030 Notes,” and together with the 2023 Notes, the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of November 18, 2019 filed with the Securities and Exchange Commission on November 18, 2019 as Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-234767) (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.552% of the principal amount thereof for the 2023 Notes and 99.119% of the principal amount thereof for the 2030 Notes.

Underwriters	Principal Amount of
	2023 Notes	2030 Notes
Goldman Sachs & Co. LLC	$250,000,000	$250,000,000
Mizuho Securities USA LLC	250,000,000	250,000,000
Morgan Stanley & Co. LLC	250,000,000	250,000,000
BNP Paribas Securities Corp.	60,000,000	60,000,000
Deutsche Bank Securities Inc.	60,000,000	60,000,000
HSBC Securities (USA) Inc.	60,000,000	60,000,000
TD Securities (USA) LLC	40,000,000	40,000,000
Academy Securities, Inc.	15,000,000	15,000,000
Loop Capital Markets LLC	15,000,000	15,000,000
Total	$1,000,000,000	$1,000,000,000

The Underwriters agree to reimburse the Company for $1,200,000 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Section 9(f) of the Standard Provisions shall apply to this Agreement.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the third sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (iv) the tenth and eleventh paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The undersigned are acting as the “Representative” under the Standard Provisions (the “Representatives”). The Representatives represent and warrant that they are duly authorized to execute and deliver this Terms Agreement on behalf of the several Underwriters named above.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	April 29, 2020
Time of Sale:	5:05 p.m. New York Time on the Trade Date
Settlement Date (T+2):	May 1, 2020
Closing Time:	9:00 a.m. New York Time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated November 18, 2019, preliminary prospectus supplement dated April 29, 2020 and free writing prospectus dated April 29, 2020
Title of Securities:	0.750% Senior Notes due 2023	1.625% Senior Notes due 2030
Aggregate Principal Amount Offered:	$1,000,000,000	$1,000,000,000
Maturity Date:	May 1, 2023	May 1, 2030
Interest Payment Dates:	Semi-annually on each May 1 and November 1, commencing on November 1, 2020	Semi-annually on each May 1 and November 1, commencing on November 1, 2020
Benchmark Treasury:	0.25% due April 15, 2023	1.50% due February 15, 2030
Benchmark Treasury Yield:	0.247%	0.622%
Spread to Treasury:	+57 basis points	+105 basis points
Re-offer Yield:	0.817%	1.672%
Coupon:	0.750%	1.625%
Price to Public:	99.802%	99.569%
Optional Redemption:	Make-whole call at Treasury rate plus 10 basis points	Prior to February 1, 2030, make-whole call at Treasury rate plus 20 basis points; par call at any time on or after February 1, 2030
Net Proceeds to PepsiCo (Before Expenses):	$995,520,000	$991,190,000
Use of Proceeds:	PepsiCo intends to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.
Day Count Fraction:	30/360	30/360
CUSIP / ISIN:	713448 EY0 / US713448EY04	713448 EZ7 / US713448EZ78
Minimum Denomination:	$2,000 and integral multiples of $1,000
Joint Book-Running Managers:	Goldman Sachs & Co. LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.
Co-Managers:	TD Securities (USA) LLC Academy Securities, Inc. Loop Capital Markets LLC
Address for Notices to the Representatives:

Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282

Mizuho Securities USA LLC
1271 Avenue of the Americas
New York, New York 10020

Morgan Stanley & Co. LLC
1585 Broadway, 29th Floor
New York, New York 10036

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
	Name:	Hugh F. Johnston
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Kenneth Smith
	Name:	Kenneth Smith
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC

as Representatives of the several Underwriters

By:	Goldman Sachs & Co. LLC

	By:	/s/ Sam Chaffin
		Name:	Sam Chaffin
		Title:	Vice President

By: Mizuho Securities USA LLC

	By:	/s/ Joseph Santaniello
		Name:	Joseph Santaniello
		Title:	Vice President

By: Morgan Stanley & Co. LLC

	By:	/s/ Ian Drewe
		Name:	Ian Drewe
		Title:	Executive Director

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated April 29, 2020 (including the Base Prospectus dated November 18, 2019)

2.	Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act

3.	Final Term Sheet dated April 29, 2020 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities